Exhibit 10.21

QUADRAMED CORPORATION

INDUCEMENT STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of the 9th day of July, 2003, by and between QuadraMed Corporation (“QuadraMed”) and John Wright (“Optionee”).

RECITALS

A. The Board has determined to offer employment to Optionee.

B. As an inducement to accept such employment offer, the Board has determined to offer Optionee an option (the “Option”) to purchase 750,000 shares of Common Stock (“Shares”) under the terms and conditions set forth herein.

C. All capitalized terms in this Agreement, to the extent not otherwise defined herein, shall have the meaning assigned to them in the attached Appendix.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option. QuadraMed hereby grants to Optionee, as of the Grant Date, an Option to purchase up to 750,000 Shares at the Exercise Price. The Shares shall be purchasable from time to time in accordance with the Vesting Schedule.

2. Option Term. The Option shall have a maximum term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the tenth anniversary of the Grant Date, unless sooner terminated in accordance with Paragraph 4 or 5.

3. Exercisability/Vesting. The right to exercise the Option shall vest in the Optionee and the Option shall become exercisable in accordance with the Vesting Schedule. The Option shall remain exercisable to the extent vested until the Expiration Date or the sooner termination of the Option term under Paragraph 4 or 5. The right to exercise the Option shall vest in the Optionee as follows: (i) twenty-five (25%) of the Shares shall vest on the first anniversary of the Grant Date and (ii) the balance of the Shares shall vest in a series of thirty-six (36) equal monthly installments upon Optionee’s completion of each month of Service after the first anniversary of the Grant Date. Vesting in the Shares may be accelerated pursuant to the provisions of Paragraph 4 or 5. Unless otherwise specifically provided herein, no additional Shares shall vest following Optionee’s cessation of Service.

4. Cessation of Service.

(a) Should the Optionee’s Service be terminated for Nonperformance while the Option is outstanding, then this Option shall immediately terminate and cease to be exercisable with respect to the number of Shares for which the right to exercise the Option has not yet vested under this Agreement, and Optionee shall have a thirty-six (36)-month period (commencing with the date of such cessation of Service) during which to exercise the Option for the remainder of the Shares, but in no event shall the Option be exercisable at any time after the Expiration Date.

(b) Should Optionee die while the Option is outstanding, then the Optionee shall be credited with an additional twelve (12) months of Service for purposes of vesting and the personal representative of Optionee’s estate or the person or persons to whom the Option is transferred pursuant to Optionee’s will or in accordance with the laws of inheritance shall have the right to exercise the Option. Such right shall lapse, and the Option shall cease to be outstanding, upon the earlier of (A) the expiration of the thirty-six (36)-month period measured from the date of Optionee’s death or (B) the Expiration Date.

(c) Should Optionee cease to remain in Service by reason of Permanent Disability while the Option is outstanding, then the Optionee shall be credited with an additional twelve (12) months of Service for purposes of vesting and the Optionee shall have a period of thirty-six (36) months (commencing with the date of such cessation of Service) during which to exercise the Option. In no event shall the Option be exercisable at any time after the Expiration Date.

(d) Should the Optionee’s Service be terminated due to an Involuntary Termination while this option is outstanding, then the right to exercise this option shall be fully vested and the Optionee shall have a period of thirty-six (36) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

(e) Should the Optionee terminate Service voluntarily (other than an Involuntary Termination) while this option is outstanding, then the option shall immediately terminate and cease to be exercisable with respect to the number of Option Shares for which the right to exercise this option has not then vested under this Agreement, and the Optionee shall have a period of thirty-six (36) months (commencing with the date of such cessation of Service) during which to exercise this option for the remainder of the Option Shares, but in no event shall this Option be exercisable at any time after the Expiration Date.

(f) During the limited period of post-Service exercisability, the Option may not be exercised in the aggregate for more than the number of Shares for which the Option is exercisable at the time of Optionee’s cessation of Service according to the Vesting Schedule. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, the Option shall terminate and cease to be outstanding for any otherwise exercisable Shares for which the Option has not been exercised. To the extent the Option is not exercisable for one or more Shares at the time of Optionee’s cessation of Service, the Option shall immediately terminate and cease to be outstanding with respect to those Shares.

(g) Should Optionee’s Service be terminated for Cause, then the Option shall terminate immediately and cease to remain outstanding upon the Optionee’s termination of Service.

5. Change in Control.

(a) In the event of a Change in Control, the following provisions shall govern:

(i) The Option shall, immediately prior to the specified effective date of the Change in Control, become fully exercisable with respect to all previously unexercised Shares, except to the extent the Option parachute payment attributable to such accelerated vesting would result in an excess parachute payment under Section 280G of the Code. To the extent the Option does not accelerate and vest immediately prior to the specified effective date of the Change in Control by reason of the foregoing limitation, the Option shall continue to become exercisable and vest with respect to the remaining unvested Shares in accordance with the Vesting Schedule set forth in Paragraph 3.

(ii) To the extent the Option does not accelerate by reason of the foregoing limitation, it shall immediately vest in full pursuant to the provisions of this Paragraph 5 upon any Involuntary Termination of Optionee’s employment following the Change in Control (other than a termination for Cause). The Option shall then remain exercisable and may be exercised for any or all of the Shares, including the accelerated Shares, in accordance with the provisions of this Agreement until the earlier of (A) the third anniversary of the date of the Involuntary Termination or (B) the Expiration Date.

(iii) All determinations concerning the application of the parachute payment provisions of Section 280G of the Code to the accelerated vesting of the Option pursuant to this Paragraph 5(b) shall be made by QuadraMed’s independent certified public accountant, whose determination shall be binding.

(b) The Option will be appropriately adjusted to apply to the number and class of securities which would have been issued to Optionee in the consummation of the Change in Control had the Option been exercised immediately prior to such transaction, and appropriate adjustments will be made to the Option Exercise Price, provided that the aggregate Exercise Price will remain the same.

6. Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without QuadraMed’s receipt of consideration, appropriate adjustments shall be made to (i) the number and/or class of securities subject to the Option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder; provided, however, that the aggregate Exercise Price shall remain the same.

7. Stockholder Rights. The holder of the Option shall not have any stockholder rights with respect to the Shares until such person shall have exercised the Option, paid the Exercise Price and become a holder of record of the purchased Shares.

8. Manner of Exercising Option.

(a) In order to exercise the Option for all or any part of the Shares for which the Option is at the time exercisable, Optionee or, in the case of exercise after Optionee’s death, Optionee’s executor, administrator, heir or legatee, as the case may be, must take the following actions:

(i) The Secretary of QuadraMed shall be provided with written notice of the Option exercise (the “Exercise Notice”) in substantially the form of Exhibit I attached hereto, in which there is specified the number of Shares to be purchased under the exercised Option.

(ii) The Exercise Price for the purchased Shares shall be paid in one or more of the following alternative forms:

•	cash or check made payable to QuadraMed’s order; or

•	shares of Common Stock held by Optionee (or any other person or persons exercising the Option) for the requisite period necessary to avoid a charge to QuadraMed’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

•	if established by QuadraMed and permitted under applicable law, through a “same day sale” commitment from Optionee and a broker-dealer selected by QuadraMed whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased sufficient to pay for the total exercise price and whereby the broker-dealer irrevocably commits upon receipt of such shares to forward the total exercise price directly to QuadraMed plus the applicable Federal, state and local income taxes required to be withheld by QuadraMed by reason of such exercise.

(iii) Appropriate documentation evidencing the right to exercise the Option shall be furnished to QuadraMed if the person or persons exercising the Option is other than Optionee.

(iv) Appropriate arrangement must be made with QuadraMed for the satisfaction of all Federal, state and local income tax withholding requirements applicable to the Option exercise.

(b) Except to the extent the sale and remittance procedure specified above is utilized in connection with the exercise of the Option, payment of the Exercise Price for the purchased Shares must accompany the Exercise Notice delivered to QuadraMed in connection with the Option exercise.

(c) As soon as practicable after the Exercise Date, QuadraMed shall issue to or on behalf of Optionee (or any other person or persons exercising the Option) a certificate or certificates representing the purchased Shares.

(d) In no event may the Option be exercised for fractional Shares.

9. No Impairment of Rights. This Agreement shall not in any way affect the right of QuadraMed to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

10. Compliance with Laws and Regulations.

(a) The exercise of the Option and the issuance of the Shares upon such exercise shall be subject to compliance by QuadraMed and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b) The inability of QuadraMed to obtain approval from any regulatory body having authority deemed by QuadraMed to be necessary to the lawful issuance and sale of any Common Stock pursuant to the Option shall relieve QuadraMed of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. However, QuadraMed shall use its best efforts to obtain all such applicable approvals.

11. Successors and Assigns. Except to the extent otherwise provided in Paragraph 4(b) or 5 the provisions of this Agreement shall inure to the benefit of, and be binding upon, QuadraMed and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

12. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Virginia without resort to it’s conflict-of-laws rules.

13. Non-Statutory Stock Options. The Option granted hereunder is not intended to be an incentive stock option within the meaning of Section 422 of the Code.

14. No Right to Continued Service. Nothing in this Agreement shall confer upon Optionee any right to continue in the Service of QuadraMed or shall interfere with or restrict in any way the rights of QuadraMed which are hereby expressly reserved, to discharge Optionee at any time for any reason whatsoever, with or without Cause.

15. Notices. Any notice required to be given or delivered to QuadraMed under the terms of this Agreement shall be in writing and addressed to QuadraMed at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the most recent address reflected in QuadraMed’s employment records. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

16. Administration of Option. The Board shall have full discretion to interpret all provisions of this Option, and all decisions of the Board regarding the Option shall be binding on all parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

QUADRAMED CORPORATION

By:

Name:
Title:

John Wright
Optionee

EXHIBIT I

NOTICE OF EXERCISE

I hereby notify QuadraMed Corporation (“QuadraMed”) that I elect to purchase          shares of QuadraMed’s Common Stock (the “Purchased Shares”) at the Option exercise price of $         per share (the “Exercise Price”) pursuant to that certain Option (the “Option”) granted to me pursuant to QuadraMed’s inducement Option grant program.

Concurrently with the delivery of this Exercise Notice to the Secretary of QuadraMed, I shall hereby pay to QuadraMed the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with QuadraMed evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special broker/dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price for any Purchased Shares in which I am vested at the time of exercise to the extent established by QuadraMed and permitted by applicable law.

                                , 200

Date

Optionee

Address:

Print name in exact manner it is to appear on the stock certificate:

Address to which certificate is to be sent, if different from address above:

Social Security Number:

APPENDIX

The following definitions shall be in effect under the Agreement:

A. Agreement shall mean this Inducement Stock Option Agreement.

B. Board shall mean QuadraMed’s Board of Directors.

C. Cause shall mean (i) one or more acts of fraud, embezzlement, misappropriation of proprietary information, misappropriation of QuadraMed’s trade secrets or other confidential information, a breach of Optionee’s fiduciary duties to QuadraMed or any other misconduct adversely affecting the business reputation of QuadraMed in a material manner; or (ii) Optionee’s failure to adhere in any material way to any written QuadraMed policy material to QuadraMed or the terms of any written agreement between QuadraMed and Optionee or Optionee’s failure to perform his material duties following written notice from QuadraMed describing the failure and a reasonable opportunity to cure such failure, if such failure is susceptible of cure.

D. Change in Control shall mean:

(i) a merger or acquisition in which QuadraMed is not the surviving entity, except for a transaction the principal purpose of which is to change QuadraMed’s state of incorporation;

(ii) a sale, transfer or other disposition of all or substantially all of the assets of QuadraMed;

(iii) a transfer of all or substantially all of QuadraMed’s assets pursuant to a partnership or joint venture agreement or similar arrangement where QuadraMed’s resulting interest is less than fifty percent (50%);

(iv) any reverse merger in which QuadraMed is the surviving entity but in which fifty percent (50%) or more of QuadraMed’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger;

(v) on or after the date hereof, a change in ownership of QuadraMed through an action or series of transactions, such that any person is or becomes the beneficial owner, directly or indirectly, of securities of QuadraMed representing fifty percent (50%) or more of the securities of the combined voting power of QuadraMed’s outstanding securities; or

(vi) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election.

E. Code shall mean the Internal Revenue Code of 1986, as amended.

F. Common Stock shall mean QuadraMed’s common stock.

G. Exercise Date shall mean the date on which the Option shall have been exercised in accordance with Paragraph 8 of the Agreement.

H. Exercise Price shall mean $1.82 per share

I. Expiration Date shall mean the date on which the Option term expires as specified in Paragraph 2.

J. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Board to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) If the Common Stock is not at the time traded on any Stock Exchange and is not reported on the Nasdaq National Market or any successor system, then the Fair Market Value shall be the average between the highest bid and lowest asked prices for the Common Stock on the relevant date by an established quotation service for over-the-counter securities.

(iv) If the Common Stock is not at the time traded on any Stock Exchange, is not reported on the Nasdaq National Market or a successor system, and is not otherwise publicly traded, then the Fair Market Value shall be established by the Board acting in good faith and taking into consideration all factors which it deems appropriate, including, without limitation, recent sale or offer prices for the Common Stock in private arms-length transactions.

K. Grant Date shall mean July 9, 2003, the date of grant of the Option.

L. Involuntary Termination shall mean the termination of Optionee’s employment with QuadraMed:

(i) involuntarily upon Optionee’s discharge or dismissal, other than for Cause or Nonperformance, and other than due to QuadraMed’s failure to renew the Optionee’s employment agreement; or

(ii) voluntarily or involuntarily, provided such termination occurs in connection with one of the following events without Optionee’s written concurrence: (a) a change in Optionee’s position with QuadraMed or any successor which materially reduces Optionee’s level of responsibility, (b) a material reduction in Optionee’s level of compensation (including base salary, fringe benefits and any non-discretionary bonuses or other incentive payments earned pursuant to objective standards or criteria) or (c) a relocation of Optionee’s principal place of employment by more than forty-five (45) miles from Reston, Virginia.

M. Nonperformance shall mean a determination by the Board, in its reasonable good faith judgment after notice to the Optionee and a hearing at which the Optionee shall be entitled to present evidence, that (i) the Corporation has failed in a material respect to achieve the financial and other objectives established in the Corporation’s then-applicable operating budget and business plan, and (ii) such failure is demonstrably the result of the Optionee’s non-performance of his duties and responsibilities.

N. Optionee shall mean the person to whom the Option is granted as specified in the Agreement.

O. Permanent Disability shall mean the disability as characterized pursuant to the terms of the Company’s disability policies or programs applicable to Optionee from time to time, or if no such policy is applicable, if Optionee is unable to perform the essential functions of Optionee’s duties for physical or mental reasons for one hundred twenty (120) consecutive days, or one hundred eighty (180) days during any twelve (12) month period.

P. Service shall mean Optionee’s service with QuadraMed, whether as an employee, director or consultant, which has not been interrupted or terminated. Optionee’s Service shall not be deemed to have terminated merely because of a change in the capacity in which Optionee renders service to QuadraMed.

Q. Shares shall mean the number of shares of Common Stock subject to the Option.

R. Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

S. Vesting Schedule shall mean the vesting schedule specified in Paragraph 3 of the Agreement, pursuant to which Optionee will vest in the Shares in one or more installments over his or her period of Service, subject to acceleration in accordance with the provisions of the Agreement.